Exhibit C

OPERATING AGREEMENT OF CYMI, LTD.

THIS AGREEMENT is entered into as of August 5, 1997, by and between CLAYTON L. MATHILE, TRUSTEE OF THE AMENDED AGREEMENT OF TRUST FOR CLAYTON L. MATHILE, DATED DECEMBER 1, 1997, (the “Clayton A. Mathile Trust”), and MARY A. MATHILE, TRUSTEE OF THE REVOCABLE TRUST FOR MARY A. MATHILE, DATED DECEMBER 27, 1995, AS AMENDED (the “Mary A. Mathile Trust”) (hereinafter referred to individually as a “Member” and collectively as the “Members”), to provide for the governance of CYMI, LTD., an Ohio limited liability company (the “Company”).

1. Name; Address. The parties have caused to be formed an Ohio limited liability company under the name of CYMI, Ltd. The parties appointed Frederick J. Caspar as their authorized agent to file Articles of Organization for the Company with the Ohio Secretary of State and such Articles were filed with the Ohio Secretary of State on August 5, 1997. The business office of the Company shall be 6450 Sand Lake Road, Suite 200, Dayton, Ohio 45414.

2. Purpose of Company. The purpose of the Company is to transact any and all business determined by the Managing-Member (as defined in Section 8 hereof) which a limited liability company may transact pursuant to the laws of the state of Ohio, including, but not limited to, investment, management, operation, leasing, selling, or joint venturing with respect to property of whatever kind.

3. Term; Agent. The company shall continue in perpetuity unless sooner terminated as provided herein. The Company’s agent for service of process shall be Richard J. Chernesky, 10 Courthouse Plaza, S.W., Suite 1100, Dayton, Ohio 45402.

4. Capital Contributions and Capital Accounts; Additional Capital Contributions.

4.1 Capital Accounts. The Company shall establish and maintain on its books and records for each Member a capital account (individually a “Capital Account” and collectively the “Capital Accounts”), which shall be credited with the cash or the fair market value of other property contributed to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Internal Revenue Code of 1986, as amended (the “Code”)), shall be credited or debited, as the case may be, with such Member’s share of the Company’s profit or loss under Section 5 hereof, and shall be debited with the amount of cash and the fair market value of Company property distributed to such Member by the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the

Code). Property which is to be distributed to any Member, in kind, shall be valued to determine the gain or loss which would have resulted if such property were sold, and the Capital Accounts of the Members shall be adjusted to reflect the gain or loss which would have been allocated if such property had been sold at the assigned values. In addition, the Capital Accounts shall be adjusted as necessary to comply with the maintenance of capital account provisions set forth in Income Tax Regulation §1.704-1(b)(2)(iv). In the event any interest in the Company is transferred, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the transferred interest.

4.2 Initial Capital Contribution and Percentage Interest. Each Member’s initial capital contribution to, and percentage interest in the Company (hereinafter, the “Percentage Interest”), shall be as set forth in Exhibit A to this Agreement.

5. Allocation of Profits and Losses.

5.1 Definition of Profits and Losses. For purposes of this Agreement “Profits” and “Losses” (or “profits” and “losses”) shall mean the taxable income and loss of the Company as determined in accordance with the accounting methods followed by the Company for

Federal income tax purposes, but (i) including any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Profits or Losses, (ii) if Company property is revalued pursuant to Income Tax Regulation §1.704-1(b)(2)(iv)(f) or (g), adjusted for items of depreciation, amortization and gain or loss as computed for tax purposes, so as to take account of the variation between the adjusted tax basis and book value of such property in the same manner as under Section 704(c) of the Code, and (iii) including as deductible items any expenditures of the Company not deductible in computing taxable income or loss, not properly capitalized, and not otherwise taken into account in computing Profits and Losses pursuant to this definition.

5.2 Allocation of Losses. Except as otherwise provided in Sections 5.4, 5.5, 5.6, and 5.7, Losses shall be allocated to the Members in proportion to the Members’ Percentage Interests.

5.3 Allocation of Profits. Except as otherwise provided in Sections 5.4, 5.5, 5.6, and 5.7, Profits shall be allocated to the Members in proportion to the Members’ Percentage Interests.

5.4 Limitation on Allocation of Losses; Qualified Income Offset.

(a) Notwithstanding any other provision of this Agreement to the contrary, if an allocation of Loss would cause or increase a deficit balance in a Member’s Capital Account determined at the end of the Company’s fiscal year, in excess of such Member’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain (as defined below) (such sum is hereinafter referred to as the “Excess Deficit Balance”), such loss shall instead be allocated to all Members whose Capital Accounts do not have an Excess Deficit Balance pro rata in accordance with their relative Percentage Interests, and thereafter to all Members in proportion to the Members’ Percentage Interests.

(b) Notwithstanding anything in this Agreement to the contrary, if, at the end of any taxable year of the Company, there is any Excess Deficit Balance in one or more Member’s Capital Accounts as a result of receipt by such Member of any adjustments, allocations, or distributions described in Income Tax Regulation § 1.704-1(b)(2)(ii)(d)(4), (5), or (6), Profits and, to the extent necessary, gross income of the Company, shall be allocated to such Members to whom such Excess Deficit Balances are attributable, in proportion to such deficit balances, until each such Excess Deficit Balance has been eliminated.

5.5 Minimum Gain Chargeback. Except as otherwise provided in Income Tax Regulation §§ 1.704-2(f)(2), (3), (4), or (5), if there is a net decrease in Partnership Minimum Gain (as defined in Section 5.8 (a) of this Agreement) during a taxable year of the Company, then each Member shall be allocated items of Profit for such year and, if necessary, for subsequent years (which allocation shall consist first of gains recognized from the disposition of Company property subject to Company Nonrecourse Liabilities (as defined in Section 5.8(c) of this Agreement), and then allocated pro-rata among all other items of Company income and gain for the year), in an amount equal to such Member’s share of the net decrease in Partnership Minimum Gain during the year (as determined as provided in Section 5.8(b) of this Agreement).

5.6 Partner Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Income Tax Regulation § 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain (as defined in Section 5.8(d)) during a taxable year of the Company attributable to a Partner Nonrecourse Debt (as defined in Section 5.8(e)) during any Company fiscal year, each Member who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Income Tax Regulation § 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Member’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Income Tax Regulation § 1.704-2(i). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Income Tax Regulation § 1.704-2(i)(4).

5.7 Curative Allocation. Any allocation made solely by reason of Sections 5.4, 5.5, and 5.6 of this Agreement shall be reversed when possible and consistent with those sections so that, to the extent possible, the net amount of allocations under this Section 5 shall be equal to the net amount that would have been so allocated in the absence of Sections 5.4, 5.5, and 5.6 of this Operating Agreement.

5.8 Definitions.

(a) “Partnership Minimum Gain” shall be determined as provided in Income Tax Regulation § 1.704-2(d).

(b) A share of Partnership Minimum Gain attributable to an Interest and such Interest’s share of the net decrease in Partnership Minimum Gain shall be determined as provided in Income Tax Regulation § 1.704-2(g).

(c) “Nonrecourse Liability” shall have the meaning ascribed to it in Income Tax Regulation § 1.704-2(b)(3).

(d) “Partner Nonrecourse Debt Minimum Gain” and a Member’s share thereof shall be determined as provided in Income Tax Regulation § 1.704-2(i).

(e) “Partner Nonrecourse Debt” shall have the meaning ascribed in Income Tax Regulation § 1.704-2(b)(4).

6. Cash Distributions. Positive Cash Flow shall be distributed to the Members in proportion to their Percentage Interests. “Positive Cash Flow” shall mean all cash revenues of the Company other than capital contributions, less the sum of the following to the extent paid out of such cash revenues: (a) all principal, interest and other payments on Company indebtedness; (b) all cash expenses of earning such revenue; and (c) a reserve for capital purchases, improvements, repairs, replacements, contingencies, and anticipated obligations and other reasonable needs of the business of the Company as determined by the Managing-Member (as defined in Section 8 hereof).

7. Salaries and Drawings. Except as established by the Managing Member, no Member shall receive a salary or other compensation for services rendered to the Company. The Members shall have such drawing accounts as may be agreed upon by the

Managing Member, and shall receive prompt reimbursement for actual expenditures incurred in the interest of the Company, whether incurred before or after the date of this Agreement.

8. Management, Duties and Restrictions.

8.1 Management of the Company. The Company shall be a manager-managed limited liability company. Except as otherwise specifically provided in this Agreement, the business of the Company shall be managed and controlled by a Member designated as the Managing-Member. The Managing-Member shall devote such time as it in its absolute discretion deems necessary to conduct the business and affairs of the Company; and the non-manager Members shall not take part in the management or control of the business.

8.2 Appointment of Managing-Member. Clayton L. Mathile, trustee of the Clayton L. Mathile Trust, is hereby appointed the Managing-Member of the Company (the “Managing-Member”). Clayton L. Mathile shall serve as Managing-Member until a new Managing-Member is approved by unanimous approval of the Members.

8.3 Authority of the Managing-Member. The Managing-Member has the full authority to transact business on behalf of the Company, including, without limitation, to sell the Company’s property, or any part or portion thereof, and to finance or refinance the property of the Company, including loans from itself or other affiliates, whether participating or bearing fixed or determinable interest, on such terms as it deems appropriate, and the Members hereby authorize the Managing-Member to do and take any and all such actions as the Managing-Member deems appropriate. By resolution or resolutions executed by the Managing Member, the Managing Member may (i) appoint any person, including a Member, as an officer of the Company to manage the daily activities of the Company; and (ii) authorize one or more persons including, without limitation, other Members, to act for and on behalf of the Company in all matters, including, without limitation, to initiate bids, hire and fire employees, expend money for Company business, and to execute such instruments, documents, and agreements on behalf of the Company as are reasonable or necessary to the acts specified in any such resolution.

8.4 Instruments and Documents. The Managing-Member may execute instruments or documents on behalf of the Company within the scope of its responsibility under this Agreement, and it shall not be necessary that any other Member sign such instruments or documents. Any instrument or document signed by the Managing-Member, acting in its capacity as Managing-Member and in accordance with the preceding, shall conclusively be deemed to be binding on the Company.

8.5 Other Business Ventures. The Members (including the Managing-Member) may engage in and own interests in other business ventures of any nature, whether or not competitive with the Company, and neither the Company nor any Member shall have any right under this Agreement in any such venture or the profits therefrom.

8.6 No Management Powers by Members. Except as otherwise expressly provided herein, no Member other than the Managing-Member shall take part in the management, conduct, or control of the Company’s business, nor shall such Members have the right or authority to act for or bind the Company.

8.7 Indemnification of Managing-Member and Members. The Managing-Member and Members shall have no liability to the Company or any of the Members for any mistakes or errors in judgment or for any act or omission believed by it, or its principal officers in good faith to be within the scope of authority conferred upon them by this Agreement, except for acts or omissions attributable to bad faith, gross negligence, willful misconduct or fraud. The Company shall indemnify and save harmless the Managing Member and Members against and from any personal loss, liability or damage, including reasonable legal fees, incurred by them as a result of any act or omission with respect to which they are protected under the provisions of this Section.

8.8 Chairman. The Managing Member shall have the title of Chairman of the Company, and shall be deemed to be acting in his capacity as Managing Member whenever acting as Chairman.

8.9 Officers. The Managing-Member may, but shall not be obligated to, appoint officers of the Company, including one or all officers with the designation Chief Executive Officer, President, Secretary, Treasurer, and such other officers, including one or more Vice Presidents, subordinate officers and assistants as the Managing-Member may from time to time determine. Any two or more offices may be held by one person, except the offices of President and Vice President. Each officer of the Company appointed by the Managing-Member shall hold office until his removal from office by the Managing-Member, the Managing-Member appoints a replacement, or the officer’s earlier resignation or death. The Managing-Member may remove any officer at any time, with or without cause. The

Managing-Member may fill any vacancy in any office occurring from whatever cause. The duties of the officers shall be as follows:

(a) Chief Executive Officer. The Chief Executive Officer (“CEO”) shall have such duties as may from time to time be required of him by the Managing-Member, which duties so required may include, without limitation thereto, general supervision, administration and direction of all the Corporation’s affairs subject to the direction of the Managing-Member. He shall sign all certificates for shares, contracts, notes, deeds, mortgages, bonds, other obligations, or other papers requiring his signature.

(b) President. The President shall be the chief operating officer of the Company, subject to the direction and control of the CEO and of the Managing Member. Subject to such direction, the President shall supervise and manage the Company’s business and employees. The President shall perform such other duties and have such other authority as may be delegated or assigned to him by the CEO and the Managing Member from time to time. The execution of any instrument of the Company by the President shall be conclusive evidence, as to third parties, of his or her authority to act. In the absence of a CEO, the President shall sign all certificates for shares, contracts, notes, deeds, mortgages, bonds, other obligations, or other papers requiring signature on behalf of the Company.

(c) Secretary. The Secretary, if one is appointed, shall keep minutes of all the proceedings of the Members of the Company, and shall make proper record of the same which shall be attested by him; sign, acknowledge or verify all certificates for shares, and sign all bonds, contracts, notes, deeds and other documents executed by the Corporation requiring his signature; give notice of meetings of shareholders and directors; keep such books as may be required by the Managing-Member; and perform such other and further duties as may from time to time be required of him by the Managing-Member.

(d) Treasurer. The Treasurer, if one is appointed and subject to the control of the Managing Member, CEO, and President, shall have general supervision of all finances. He shall receive and have charge of the Company’s funds, including the established of security and depository accounts, the disbursement by checks or drafts of funds for proper Company purposes, and the responsibility for the accuracy of all monies collected and disbursed.

(e) Assistant Officers. Assistant officers shall act as assistants to and under the direction of their superior officers, shall be vested with all the powers and shall be required to perform any of the duties of their superior officers in their absence. They shall perform such other and further duties as may from time to time be required of them by the Managing-Member or the Chief Executive Officer.

9. Banking. All funds of the Company shall be deposited in its name in such checking account or accounts as shall be designated and approved by the Managing-Member. All withdrawals therefrom shall be made only upon checks signed by such Members or by such officers or other persons as the Managing-Member shall from time to time designate in writing to make such withdrawals.

10. Books. The Company books shall be maintained on an appropriate basis of accounting, as determined by the Managing Member, and shall be available for examination and inspection by any Member at reasonable times at the principal office of the Company and shall be closed at the end of each Company year. A report without audit shall be made in accordance with the method of accounting consistently applied by the Company as of the close of each such year by such accountants as the Company shall from time to time retain, and the costs thereof shall be an expense of the Company. A copy of such report and any interim report shall be made available to each Member.

Each Member shall furnish to any other Member, on request, full information about any or all transactions and matters relating to the business of the Company of which he has knowledge.

11. Restrictions on Transfer. Except as specifically provided otherwise in this Operating Agreement, no Member shall assign or otherwise transfer all or any part of any interest in the Company, or withdraw from the Company, without the consent of the Managing Member. In addition, notwithstanding a completed assignment, the assignor ceases to be a Member and the assignee of a Member’s interest in the Company shall be admitted as a Member of the Company only upon compliance with the following conditions:

(a) The assignee shall deliver to the Company an executed counterpart of the instrument of assignment, which shall be satisfactory in substance and form to the Managing Member, and shall contain a statement of the assignor’s desire that the assignee be admitted as a Member.

(b) The Managing Member shall consent in writing to the admission of the assignee as a Member, which consent may be withheld for any reason.

(c) The assignee shall execute this Operating Agreement and acknowledge and execute such instruments as the Managing Member may deem necessary or desirable to effect such admission and the assignee shall agree to pay all expenses in connection with such admission, including, but not limited to, the cost of preparing and filing of an amendment to the Operating Agreement.

(d) The Company causes such interest to be registered under the Securities Act of 1933, as amended, which the Company does not intend, or counsel satisfactory to the Managing Member has rendered to the Company an opinion that an exemption from registration is available and that such transfer will not otherwise violate federal or state securities law.

Except as herein otherwise provided, no Member (the “Selling Member”), shall sell, transfer, encumber, assign for the benefit of creditors, or otherwise assign or dispose of his interest in the Company, or any part thereof, without the prior written consent of the other Member, or, in the absence of such written consent, without first giving to the other Member(s) (the “Purchasing Member(s)”) at least thirty (30) days’ prior written notice of his intention to sell, transfer, encumber, or otherwise dispose of such interest, designating the portion of his interest in the Company involved, all of the terms and conditions of the proposed assignment and the name and address of the proposed bona fide assignee. In such notice, the interest in the Company proposed to be assigned shall be offered for sale and shall be subject to an option by the Purchasing Member(s) to purchase such interest at the price stated in the notice of proposed assignment of the Selling Member’s interest (the “Purchase Price”). The Purchasing Member(s) shall have the option for thirty (30) days to purchase the Selling Member’s interest at the Purchase Price. If within such thirty (30) day period, the Purchasing Member(s) shall fail to accept in writing such offer, then their option hereunder as to such offer shall terminate.

If such offer is accepted, the Purchase Price for such interest shall be paid, at the closing of the purchase transaction to be held within thirty (30) days after acceptance, at the election of the Purchasing Member(s) either (i) in cash, (ii) in accordance with the terms of the proposed notice of assignment or (iii) 20% at the time of the purchase and the balance in four equal annual installments due and payable on the four succeeding anniversary dates of the Closing; provided, that the Purchasing Member(s) shall deliver to the Selling Member at the Closing his promissory note bearing interest at the Mid-Term Applicable Federal Rate provided for in the Code. The principal and interest on the balance of the purchase price shall be amortized over such four-year period and the note shall be secured by the Selling Member’s interest in the Company purchased. If the Purchasing Member fails to purchase the interest in the Company offered for sale as provided above, then the Selling Member may make a bona fide assignment to the assignee named in his notice to the Purchasing Member(s); provided, however, that such assignment of such interest may be made free from the restrictions of this Section 11 only within a period of thirty (30) days after expiration of the option of the Purchasing Member option to purchase such interest, and if not made within such time, the Company interest shall thereafter be subject to all of the restrictions imposed by this Agreement; provided further that the assignee of such interest shall not become a Member of the Company unless admitted as a Member in accordance with Section 11 of this Agreement.

Notwithstanding any provisions in this Section 11 to the contrary, if necessary to avoid a termination of the Company for federal income tax purposes the effectiveness of any transfer or assignment of an interest or any part thereof may be deferred at the election of the non-transferring Member if it will result in 50% or more of the total interest in Company capital and profits having been transferred within a 12-month period. The assignor will be notified in such event and any deferred transfers will be effected (in chronological order to the extent practicable) as soon as practicable after such transfers can be effected without a termination of the Company for tax purposes.

12. Death of a Member. In the event of the death of any Member the “Successor in Interest” of the deceased Member, as defined in Section 13, shall immediately succeed to the interest of such Member in the Company, provided, however, that such Successor-in-Interest shall not become a Member of the Company unless admitted as a Member in accordance with Section 11 of this Agreement.

13. Successor in Interest. For purposes of this Agreement, a Member’s Successor in Interest shall be such person as the Member shall, from time to time, have designated in a notice to the company by completing and delivering to the Company a form similar to Exhibit B, attached hereto. In the event that a Member has failed to designate a Successor in Interest, or if the person designated is not then living or for any reason renounces, disclaims or is unable to succeed to such interest, the Successor in Interest shall be the spouse of the former Member. If the Member has no spouse then living, of if such Member’s spouse is for any reason unable or unwilling to succeed to the Member’s interest, the Successor in Interest shall be the executor or administrator of the deceased Member’s estate, who shall hold or distribute such interest in accordance with applicable fiduciary law.

The Successor in Interest shall be entitled to receive all sums payable with respect to the interest in the Company of the deceased Member, and the Successor in Interest of a deceased former Member shall be deemed to be the recipient, for federal income tax purposes, of the deceased former Member’s distributive share of the net profits and losses of the Company for the taxable year during which the deceased former Member died; however, a Successor-in-Interest shall be admitted as a Member only as provided in Section 11 hereof.

14. Dissolution of the Company. The Company shall be dissolved upon and only upon the occurrence of the following:

(a) the determination by all Members to dissolve the Company;

(b) the sale or disposition of all or substantially all of the Company property;

(c) at any time when there are less than two (2) Members and the laws of the state of Ohio do not allow a one (1) Member limited liability company;

15. Dissolution and Liquidation. Upon dissolution of the Company as set forth above, a Member(s) as appointed by the Managing Member (the “Liquidating Member”) shall proceed to liquidate and wind up the Company business with reasonable promptness, including the sale of the Company assets at public or private sale, for whatever price and upon whatever terms and conditions the Liquidating Member(s) may deem advisable, and all available proceeds shall be applied in the following order of priority:

(i) to the payments of debts and liabilities of the Company, including debts owed to the Members;

(ii) to the setting up of any reserves which the Liquidating Members deem reasonably necessary for contingent or unforeseen liabilities or obligations of the Company (and, as soon as practical, as reasonably determined by the Liquidating Member(s), the balance shall be distributed as provided in clause (iii) below); and

(iii) after all appropriate adjustments through the date of liquidation have been reflected in the Capital Accounts, the balance shall be distributed in accordance with the Members’ positive Capital Account balances by the end of such taxable year or, if later, within 90 days after the date of liquidation.

16. Partition Action. Each of the Members irrevocably waives any right that he may have to maintain an action for partition with respect to any property of the Company.

17. Notice. Any notice, communication, document, election, demand, consent, or dissent required or permitted hereunder shall be in writing and shall be deemed served when delivered personally or deposited in the United States mail, registered or certified, postage prepaid, addressed to the Member for whom it is intended at his last address disclosed by the records of the Company, and if intended for the Company, addressed to the office thereof. Any notice intended for the personal representative of a deceased, insane, disabled, or bankrupt Member shall be served upon his duly appointed personal representative, executor, administrator, or conservator, if any or if no such person shall have been appointed, upon the surviving or living spouse thereof, or if there be none, upon a member of the immediate family of such Member, in the same manner as hereinbefore provided, and addressed to the person upon whom such notice is intended to be served at the last address of the Member disclosed on the records of the Company. Any Member may designate a different place for service of notice upon him or his personal representative or successor by written notice given in accordance with the provisions of this Section.

18. Validity. Each provision of this Agreement shall be deemed severable and if for any reason any provision or provisions hereof are invalid or contrary to any existing or future law, such invalidity shall not affect the applicability or validity of any other provision of this Agreement.

19. Construction. This Agreement for all purposes shall be construed under and governed by the laws of the State of Ohio.

20. Specific Performance. In addition to all other remedies provided for in this Agreement or by law, any party shall have the right to enforce any obligation of any other party by an action for specific performance.

21. Entire Agreement, Amendments and Modifications. This instrument embodies the entire agreement among the parties with respect to the subject matter herein and all prior discussions, negotiations, and agreements are merged herein. All amendments of and additions to this Agreement shall be in writing and shall be effective when signed by all Members.

22. Indemnity. The Company shall indemnify each Member from any loss or damage incurred, including reasonable attorney fees, by reason of any act reasonably performed by such Member consistent with this Agreement for and on behalf of the Company, and in furtherance of the Company’s interests.

23. No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or to give to any person, firm, or corporation, other than the parties or their Successor in Interest in accordance with the provisions of this Agreement, any rights or remedies thereunder or by reason thereof.

24. Counterparts. This Agreement may be executed in several counterparts, each of which shall have the force and effect of an original.

25. Waiver. Failure to enforce any term or condition of this Agreement shall not be deemed a waiver of that term or condition for the future, nor shall any specific waiver of a term or condition at one time be deemed a waiver of such term or condition for the future.

26. Member’s Dealing with the Company. Nothing herein shall prohibit the Members, or persons related to or employed by the Members, from dealing with the Company; provided, however, that all such dealing shall be upon the same terms and conditions as prevail with respect to non-related parties.

27. Binding Effect. Except as otherwise provided herein, this Agreement shall inure to the benefit of and shall be binding upon the heirs, personal representatives, successors, and assigns of the parties.

IN WITNESS WHEREOF, the parties have hereunto set their hands the day and year first above written.

Signed and acknowledge in the presence of:	“CLAYTON L. MATHILE TRUST”

/s/ JANE M. TROUT		/s/ CLAYTON L. MATHILE
	By:	Clayton L. Mathile, Trustee

/s/ JACQUELINE M. SAMMONS

“MARY A. MATHILE TRUST”

/s/ JANE M. TROUT		/s/ MARY A. MATHILE
	By:	Mary A. Mathile, Trustee

/s/ JACQUELINE M. SAMMONS

EXHIBIT A

INITIAL CAPITAL CONTRIBUTIONS

AND PERCENTAGE INTERESTS

Member	Initial Capital Contribution	Percentage Interests
Clayton L. Mathile, Trustee of the Clayton L. Mathile Trust	$1.00	50%
Mary A. Mathile, Trustee of the Mary A. Mathile Trust	$1.00	50%

EXHIBIT B

DESIGNATION OF SUCCESSOR IN INTEREST

The undersigned, a Member in CYMI, Ltd., an Ohio limited liability company (the “Company”), in accordance with Section 13 of the Operating Agreement of the Company, does hereby designate                      of                      as his Successor in Interest in the event of the death, insanity, incompetency, or bankruptcy of the undersigned. Prior to the time of the actual succession of the person designated herein in accordance with the provisions of the Operating Agreement, execution of this Designation of Successor in Interest shall not prevent revocation of the designation made hereby or the subsequent designation of a different person as the Successor in Interest of the undersigned.

Signed in the presence of:

Member